     CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We have issued our report dated January 24, 2022, accompanying the financial statements of Quality Municipal Income Trust, 20+ Year Series 206 (included in Invesco Unit Trusts, Municipal Series 1342) as of September 30, 2021, and for the period from October 16, 2019 (date of deposit) through September 30, 2020 and for the year ended September 30, 2021, and the financial highlights for the period from October 16, 2019 (date of deposit) through September 30, 2020 and for the year ended September 30, 2021, contained in this Post-Effective Amendment No. 2 to Form S-6 (File No. 333-227986) and Prospectus.

     We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
January 24, 2022